Exhibit 99.1

RBB Bancorp Reports First Quarter 2024 Earnings

RBB Bancorp Announces Appointment of Lynn Hopkins as Executive Vice President and Chief Financial Officer

Los Angeles, CA, April 22, 2024 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended March 31, 2024.

First Quarter 2024 Highlights

●	Net income totaled $8.0 million, or $0.43 diluted earnings per share.
●	Return on average assets of 0.81%, compared to 1.20% for last quarter.
●	Net interest margin of 2.69%, down 4 basis points, compared to 2.73% for last quarter.
●	Return on average common equity of 6.30% and return on average tangible common equity(1) of 7.37%, down from 9.48% and 11.12% for last quarter.
●	Board authorized a stock repurchase program for up to 1 million shares of common stock.
●	Repurchased 80,285 shares of common stock for $1.5 million during the first quarter.
●	Book value and tangible book value per share(1) increased to $27.67 and $23.68, up from $27.47 and $23.48 at the end of last quarter.

The Company reported net income of $8.0 million, or $0.43 diluted earnings per share, for the quarter ended March 31, 2024, compared to net income of $12.1 million, or $0.64 diluted earnings per share, for the quarter ended December 31, 2023. The results for the quarter ended December 31, 2023 included a Community Development Financial Institution (“CDFI”) Equitable Recovery Program (“ERP”) award of $5.0 million on a pre-tax basis.

“First, I am happy to share the formal appointment of Lynn Hopkins as the Company’s Chief Financial Officer. We have sincerely appreciated her expertise since joining RBB in late 2023 with her interim title and now we look forward to her ongoing contributions as an official member of our Company’s leadership team.

Turning to our first quarter financial performance, our earnings and margins showed signs of stabilizing in the first quarter with loan balances remaining flat and our net interest margin declining just 4 basis points,” said David Morris, CEO of RBB Bancorp. “While changing expectations about the timing and size of rate cuts makes forecasting challenging, we are cautiously optimistic that margins should start to recover as deposit costs stabilize and loan yields continue to increase.”

“The team has done a good job stabilizing results during a challenging period,” said Dr. James Kao, Chairman of the Company. “The Board of Directors believes we are well-positioned to succeed and enhance shareholder value over the coming quarters.”

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income was $24.9 million for the first quarter of 2024, compared to $25.7 million for the fourth quarter of 2023. The $792,000 decrease in net interest income was due to higher interest expense of $755,000 and lower interest income of $37,000. The increase in interest expense was due to higher average rates paid on total interest-bearing liabilities, offset by lower average balances of total interest-bearing liabilities, including the impact of the Company’s $55 million redemption of subordinated notes in the prior quarter.

Net interest margin was 2.69% for the first quarter of 2024, a decrease of four basis points from 2.73% in the fourth quarter of 2023. The decrease was due to the 16 basis point increase in the overall cost of funds exceeding the 10 basis point increase in the yield on average total interest-earning assets. The yield on average total interest-earning assets increased to 5.92% for the first quarter of 2024 compared to 5.82% for the fourth quarter of 2023 due mainly to an 11 basis point increase in the yield on average total loans to 6.07% for the first quarter of 2024 compared to 5.96% for the fourth quarter of 2023.  The 16 basis point increase in the overall cost of funds was due primarily to a 24 basis point increase in the average cost of total interest-bearing deposits to 4.32% in the first quarter of 2024, offset by the positive impact of the Company’s $55 million redemption of subordinated notes during the fourth quarter of 2023. The cost of total interest-bearing deposits increased due primarily to repricing deposits as a result of the higher interest rate environment and peer bank deposit competition. In addition, while average noninterest-bearing deposits decreased $7.2 million, the ratio of average noninterest-bearing deposits to average total funding sources remained unchanged from the prior quarter at 16%.

Provision for Credit Losses

The Company recorded no provision for credit losses for the first quarter of 2024 compared to a reversal of its provision for credit losses of $431,000 in the fourth quarter of 2023. The $0 provision for the first quarter of 2024 took into consideration factors including: lower specific reserves, changes in the loan portfolio mix, ongoing uncertainty in the economy related to inflation and outlook on market interest rates, and credit quality metrics, including higher nonperforming loans at the end of the first quarter of 2024 compared to the end of 2023.

Noninterest Income

Noninterest income for the first quarter of 2024 was $3.4 million, a decrease of $4.0 million from $7.4 million in the fourth quarter of 2023. The decrease was due primarily to the CDFI ERP award of $5.0 million on a pre-tax basis recognized in the fourth quarter of 2023 with no similar income in the first quarter of 2024. This decrease was partially offset by gain on the transfer of loans to other real estate owned (“OREO”) of $560,000 and higher net gains on the sale of OREO of $221,000 (both of which are included in “Gain/(loss) on OREO”). We also recognized higher gain on sale of loans of $196,000.

Noninterest Expense

Noninterest expense for the first quarter of 2024 was $17.0 million, an increase of $576,000 from $16.4 million for the fourth quarter of 2023. This increase was due primarily to higher salaries and employee benefits expenses of $1.1 million, partially offset by lower legal and professional fees of $411,000 and lower insurance and regulatory assessments of $140,000. The increase in salaries and benefits is attributed to the timing of taxes and benefits, which are higher in the first quarter of the year.  The annualized operating expense ratio for the first quarter of 2024 was 1.72%, up from 1.63% for the fourth quarter of 2023.

Income Taxes

The effective tax rate was 28.8% for the first quarter of 2024 and 29.4% for the fourth quarter of 2023. The effective tax rate includes the impact of lower income housing tax credits.  The effective tax rate for 2024 is estimated to be 29.5%.

Balance Sheet

At March 31, 2024, total assets were $3.9 billion, a $148.0 million decrease compared to December 31, 2023, and a $232.1 million decrease compared to March 31, 2023.

Loan and Securities Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $3.0 billion as of March 31, 2024, a decrease of $4.5 million from December 31, 2023. The decrease from December 31, 2023 was primarily due to a $24.3 million decrease in single-family residential mortgages, an $8.7 million decrease in commercial and industrial loans, and a $1.4 million decrease in other loans, partially offset by a $16.6 million increase in construction and land development loans, a $10.6 million increase in commercial real estate loans, and a $2.6 million increase in Small Business Administration (“SBA”) loans. The loan to deposit ratio was 98.6% at March 31, 2024 compared to 94.2% at December 31, 2023 and 104.7% at March 31, 2023.

As of March 31, 2024, available-for-sale securities totaled $335.2 million, including $288.3 million maturing in over 12 months. As of March 31, 2024, gross unrealized losses totaled $30.2 million, a $2.1 million increase due to increases in market interest rates, compared to gross unrealized losses of $28.1 million as of December 31, 2023.

Deposits

Total deposits were $3.0 billion as of March 31, 2024, a $146.4 million, or 4.6%, decrease compared to December 31, 2023. This decrease was due to a decrease in interest-bearing deposits as noninterest-bearing deposits remained relatively stable at $539.5 million. The decrease in interest-bearing deposits included a decrease in time deposits of $156.4 million, offset by an increase in non-maturity deposits of $10.1 million. The decrease in time deposits included a $171.9 million decrease in wholesale deposits (brokered deposits and collateralized State of California certificates of deposit).  Wholesale deposits totaled $163.0 million at March 31, 2024 and $334.9 million at December 31, 2023.

Credit Quality

Nonperforming assets totaled $37.0 million, or 0.95% of total assets, at March 31, 2024, compared to $31.6 million, or 0.79% of total assets, at December 31, 2023. The $5.4 million increase in nonperforming assets was due to loans placed on non-accrual status of $7.7 million, consisting primarily of single-family residential mortgages, and new OREO of $1.1 million (included in “Accrued interest and other assets”), partially offset by payoffs or paydowns of $3.0 million of non-accrual loans, loans that migrated to accruing status of $257,000, and non-accrual loan charge-offs of $125,000.

Special mention loans totaled $20.6 million, or 0.68% of total loans, at March 31, 2024, compared to $32.8 million, or 1.08% of total loans, at December 31, 2023. The decrease was due to upgrades to pass loans of $6.5 million, a downgrade to substandard loans of $3.9 million, and loan paydowns of $2.7 million, partially offset by additional special mention loans of $674,000.

Substandard loans totaled $57.2 million, or 1.89% of total loans, at March 31, 2024, compared to $61.1 million, or 2.02% of total loans, at December 31, 2023. The $3.9 million decrease was due to loan paydowns of $11.0 million, upgrades to pass loans of $277,000, an upgrade to special mention loans of $200,000, and substandard loan charge-offs of $125,000, partially offset by a downgrade from special mention loans of $3.9 million and additional substandard loans of $3.8 million.

30-89 day delinquent loans, excluding nonperforming loans, increased $4.1 million to $21.0 million as of March 31, 2024 compared to $16.8 million as of December 31, 2023. The increase in past due loans was due to $19.6 million in new delinquent loans, partially offset by $7.3 million in loans that converted to non-accrual status, $5.9 million in loans that migrated back to past due for less than 30 days, and $2.2 million in loan payoffs or paydowns.

As of March 31, 2024, the allowance for credit losses totaled $42.4 million and was comprised of an allowance for loan losses of $41.7 million and a reserve for unfunded commitments of $671,000 (included in “Accrued interest and other liabilities”). This compares to the allowance for credit losses of $42.5 million comprised of an allowance for loan losses of $41.9 million and a reserve for unfunded commitments of $640,000 at December 31, 2023. The allowance for credit losses decreased $184,000 during the first quarter of 2024 due to net charge-offs. The allowance for loan losses as a percentage of loans held for investment was 1.38% at March 31, 2024, unchanged from December 31, 2023. The allowance for loan losses as a percentage of nonperforming loans was 116% at March 31, 2024, a decrease from 133% at December 31, 2023.

(dollars in thousands)	For the Three Months Ended March 31, 2024
	Allowance For Loan Losses	Reserve for Unfunded Loan Commitments	Allowance For Credit Losses
Beginning balance	$41,903	$640	$42,543
(Reversal)/provision for credit losses	(31)	31	—
Less loans charged-off	(214)	—	(214)
Recoveries on loans charged-off	30	—	30
Ending balance	$41,688	$671	$42,359

Shareholders' Equity and Capital Actions

At March 31, 2024, total shareholders' equity was $514.0 million, a $2.7 million increase compared to December 31, 2023, and a $19.2 million increase compared to March 31, 2023. The increase in shareholders' equity for the first quarter was due to net earnings of $8.0 million and $542,000 from the exercise of stock options, offset by dividends paid of $3.0 million, share repurchases totaling $1.5 million, and higher net unrealized losses on available-for-sale securities of $1.5 million. As a result, book value per share increased to $27.67 from $27.47 and tangible book value per share(1) increased to $23.68 from $23.48.

On April 18, 2024, the Company announced the Board of Directors had declared a common stock cash dividend of $0.16 per share, payable on May 13, 2024 to shareholders of record on May 1, 2024.

On February 29, 2024, the Board of Directors authorized the repurchase of up to 1,000,000 shares of common stock, of which 956,465 shares were available as of March 31, 2024. The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Securities and Exchange Commission (“SEC”) Rules 10b5-1 and 10b-8. The Company repurchased 80,285 shares at a weighted average share price of $18.39 during the first quarter of 2024.

Appointment of Lynn Hopkins as Executive Vice President and Chief Financial Officer

The Company appointed Ms. Lynn M. Hopkins as Executive Vice President and Chief Financial Officer of the Bank and RBB Bancorp effective April 22, 2024. With over 30 years of financial services industry experience, Ms. Hopkins brings a wealth of knowledge as a chief financial officer at various financial institutions, including expertise in banking risk management, corporate governance and operations, strategic planning and forecasting, liquidity, treasury and asset liability risk management, mergers and acquisitions, integration and conversion activities, technical accounting, and additional experience that will be beneficial to the Company.

Contact: Lynn Hopkins, Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of March 31, 2024, the Company had total assets of $3.9 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides consumer and business banking services to predominately the Asian communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, April 23, 2024, to discuss the Company’s first quarter 2024 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 123643, conference ID RBBQ124. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 50324, approximately one hour after the conclusion of the call and will remain available through May 6, 2024.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the Bank’s ability to comply with the requirements of the consent order we have entered into with the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Financial Protection and Innovation (“DFPI”) and the possibility that we may be required to incur additional expenses or be subject to additional regulatory action, if we are unable to timely and satisfactorily comply with the consent order; the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the potential for additional material weaknesses in the Company’s internal controls over financial reporting or other potential control deficiencies of which the Company is not currently aware or which have not been detected; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the United States (“U.S.”) federal budget or debt or turbulence or uncertainly in domestic of foreign financial markets; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; our ability to attract and retain deposits and access other sources of liquidity; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, including the conflicts between Russia and Ukraine and in the Middle East, which could impact business and economic conditions in the U.S. and abroad; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of future or recent changes in the FDIC insurance assessment rate and the rules and regulations related to the calculation of the FDIC insurance assessments; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including Accounting Standards Update 2016-13 (Topic 326, “Measurement of Current Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses Model, which changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; market disruption and volatility; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuances of preferred stock; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and DFPI; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2023, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2024	2023	2023
Assets
Cash and due from banks	$269,243	$431,373	$230,703
Interest-bearing deposits in other financial institutions	600	600	600
Investment securities available for sale	335,194	318,961	293,371
Investment securities held to maturity	5,204	5,209	5,722
Mortgage loans held for sale	3,903	1,911	—
Loans held for investment	3,027,361	3,031,861	3,342,416
Allowance for loan losses	(41,688)	(41,903)	(43,071)
Net loans held for investment	2,985,673	2,989,958	3,299,345
Premises and equipment, net	25,363	25,684	27,040
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	59,101	58,719	57,645
Goodwill	71,498	71,498	71,498
Servicing assets	7,794	8,110	9,159
Core deposit intangibles	2,594	2,795	3,481
Right-of-use assets	31,231	29,803	29,931
Accrued interest and other assets	65,608	66,404	66,589
Total assets	$3,878,006	$4,026,025	$4,110,084
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$539,517	$539,621	$672,177
Savings, NOW and money market accounts	642,840	632,729	617,100
Time deposits, $250,000 and under	1,083,898	1,190,821	1,122,687
Time deposits, greater than $250,000	762,074	811,589	739,098
Total deposits	3,028,329	3,174,760	3,151,062
FHLB advances	150,000	150,000	220,000
Long-term debt, net of issuance costs	119,243	119,147	173,730
Subordinated debentures	14,993	14,938	14,774
Lease liabilities - operating leases	32,690	31,191	31,078
Accrued interest and other liabilities	18,765	24,729	24,683
Total liabilities	3,364,020	3,514,765	3,615,327
Shareholders' equity:
Shareholders' equity	534,896	530,700	514,563
Non-controlling interest	72	72	72
Accumulated other comprehensive loss, net of tax	(20,982)	(19,512)	(19,878)
Total shareholders' equity	513,986	511,260	494,757
Total liabilities and shareholders’ equity	$3,878,006	$4,026,025	$4,110,084

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Interest and dividend income:
Interest and fees on loans	$45,547	$45,895	$49,942
Interest on interest-bearing deposits	5,040	4,650	791
Interest on investment securities	3,611	3,706	2,536
Dividend income on FHLB stock	331	312	265
Interest on federal funds sold and other	266	269	217
Total interest and dividend income	54,795	54,832	53,751
Interest expense:
Interest on savings deposits, NOW and money market accounts	4,478	4,026	2,296
Interest on time deposits	23,322	22,413	13,406
Interest on long-term debt and subordinated debentures	1,679	2,284	2,539
Interest on other borrowed funds	439	440	1,409
Total interest expense	29,918	29,163	19,650
Net interest income before provision/(reversal) for credit losses	24,877	25,669	34,101
Provision/(reversal) for credit losses	—	(431)	2,014
Net interest income after provision/(reversal) for credit losses	24,877	26,100	32,087
Noninterest income:
Service charges and fees	992	972	1,023
Gain on sale of loans	312	116	29
Loan servicing fees, net of amortization	589	616	731
Increase in cash surrender value of life insurance	382	374	335
Gain/(loss) on OREO	724	(57)	—
Other income	373	5,373	244
Total noninterest income	3,372	7,394	2,362
Noninterest expense:
Salaries and employee benefits	9,927	8,860	9,864
Occupancy and equipment expenses	2,443	2,387	2,398
Data processing	1,420	1,357	1,299
Legal and professional	880	1,291	3,013
Office expenses	356	349	375
Marketing and business promotion	172	241	300
Insurance and regulatory assessments	982	1,122	504
Core deposit premium	201	215	237
Other expenses	588	571	921
Total noninterest expense	16,969	16,393	18,911
Income before income taxes	11,280	17,101	15,538
Income tax expense	3,244	5,028	4,568
Net income	$8,036	$12,073	$10,970

Net income per share
Basic	$0.43	$0.64	$0.58
Diluted	$0.43	$0.64	$0.58
Cash Dividends declared per common share	$0.16	$0.16	$0.16
Weighted-average common shares outstanding
Basic	18,601,277	18,938,005	18,985,846
Diluted	18,666,683	18,948,087	19,049,685

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Federal funds sold, cash equivalents & other (1)	$379,979	$5,637	5.97%	$348,940	$5,231	5.95%	$110,750	$1,272	4.66%
Securities
Available for sale (2)	320,015	3,589	4.51%	329,426	3,684	4.44%	277,206	2,510	3.67%
Held to maturity (2)	5,207	46	3.55%	5,212	46	3.50%	5,727	51	3.61%
Mortgage loans held for sale	1,215	26	8.61%	1,609	29	7.15%	88	1	6.45%
Loans held for investment: (3)
Real estate	2,837,603	41,765	5.92%	2,870,227	41,950	5.80%	3,092,667	44,903	5.89%
Commercial	179,605	3,756	8.41%	183,396	3,916	8.47%	249,911	5,038	8.18%
Total loans held for investment	3,017,208	45,521	6.07%	3,053,623	45,866	5.96%	3,342,578	49,941	6.06%
Total interest-earning assets	3,723,624	$54,819	5.92%	3,738,810	$54,856	5.82%	3,736,349	$53,775	5.84%
Total noninterest-earning assets	246,341			253,385			239,956
Total average assets	$3,969,965			$3,992,195			$3,976,305

Interest-bearing liabilities
NOW	$58,946	$298	2.03%	$54,378	$214	1.56%	$63,401	$108	0.69%
Money Market	411,751	3,526	3.44%	422,582	3,252	3.05%	458,824	2,140	1.89%
Saving deposits	157,227	654	1.67%	148,354	560	1.50%	120,695	49	0.16%
Time deposits, $250,000 and under	1,175,804	13,805	4.72%	1,162,014	13,244	4.52%	912,694	7,425	3.30%
Time deposits, greater than $250,000	785,172	9,517	4.88%	781,833	9,169	4.65%	762,770	5,981	3.18%
Total interest-bearing deposits	2,588,900	27,800	4.32%	2,569,161	26,439	4.08%	2,318,384	15,703	2.75%
FHLB advances	150,000	439	1.18%	150,000	440	1.16%	229,778	1,409	2.49%
Long-term debt	119,180	1,295	4.37%	155,536	1,895	4.83%	173,635	2,194	5.12%
Subordinated debentures	14,957	384	10.33%	14,902	389	10.36%	14,739	344	9.47%
Total interest-bearing liabilities	2,873,037	29,918	4.19%	2,889,599	29,163	4.00%	2,736,536	19,650	2.91%
Noninterest-bearing liabilities
Noninterest-bearing deposits	528,346			535,554			698,351
Other noninterest-bearing liabilities	55,795			61,858			49,118
Total noninterest-bearing liabilities	584,141			597,412			747,469
Shareholders' equity	512,787			505,184			492,300
Total liabilities and shareholders' equity	$3,969,965			$3,992,195			$3,976,305
Net interest income / interest rate spreads		$24,901	1.73%		$25,693	1.82%		$34,125	2.93%
Net interest margin			2.69%			2.73%			3.70%

Total cost of deposits	$3,117,246	$27,800	3.59%	$3,104,715	$26,439	3.38%	$3,016,735	$15,703	2.11%
Total cost of funds	$3,401,383	$29,918	3.54%	$3,425,153	$29,163	3.38%	$3,434,887	$19,650	2.32%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include non-accrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Per share data (common stock)
Book value	$27.67	$27.47	$26.05
Tangible book value (1)	$23.68	$23.48	$22.10
Performance ratios
Return on average assets, annualized	0.81%	1.20%	1.12%
Return on average shareholders' equity, annualized	6.30%	9.48%	9.04%
Return on average tangible common equity, annualized (1)	7.37%	11.12%	10.66%
Noninterest income to average assets, annualized	0.34%	0.73%	0.24%
Noninterest expense to average assets, annualized	1.72%	1.63%	1.93%
Yield on average earning assets	5.92%	5.82%	5.84%
Yield on average loans	6.07%	5.96%	6.06%
Cost of average total deposits (2)	3.59%	3.38%	2.11%
Cost of average interest-bearing deposits	4.32%	4.08%	2.75%
Cost of average interest-bearing liabilities	4.19%	4.00%	2.91%
Net interest spread	1.73%	1.82%	2.93%
Net interest margin	2.69%	2.73%	3.70%
Efficiency ratio (3)	60.07%	49.58%	51.86%
Common stock dividend payout ratio	37.21%	25.00%	27.59%

(1)	Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)	Total deposits include non-interest bearing deposits and interest-bearing deposits.
(3)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	At or for the quarter ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Credit Quality Data:
Special mention loans	$20,580	$32,842	$89,029
Special mention loans to total loans	0.68%	1.08%	2.66%
Substandard loans	$57,170	$61,099	$77,688
Substandard loans to total loans	1.89%	2.02%	2.32%
Loans 30-89 days past due, excluding nonperforming loans	$20,950	$16,803	$14,288
Loans 30-89 days past due, excluding nonperforming loans, to total loans	0.69%	0.55%	0.43%
Nonperforming loans	$35,935	$31,619	$26,436
OREO	1,071	—	577
Nonperforming assets	$37,006	$31,619	$27,013
Nonperforming loans to total loans	1.19%	1.04%	0.79%
Nonperforming assets to total assets	0.95%	0.79%	0.66%

Allowance for loan losses	$41,688	$41,903	$43,071
Allowance for loan losses to total loans	1.38%	1.38%	1.29%
Allowance for loan losses to nonperforming loans	116.01%	132.52%	162.93%
Net charge-offs	$184	$109	$157
Net charge-offs to average loans	0.02%	0.01%	0.02%

Capital ratios (1)
Tangible common equity to tangible assets (2)	11.56%	11.06%	10.40%
Tier 1 leverage ratio	12.16%	11.99%	11.61%
Tier 1 common capital to risk-weighted assets	19.10%	19.07%	16.33%
Tier 1 capital to risk-weighted assets	19.72%	19.69%	16.88%
Total capital to risk-weighted assets	25.91%	25.92%	24.58%

(1)	March 31, 2024 capital ratios are preliminary.
(2)	Non-GAAP measure. See Non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of March 31, 2024		As of December 31, 2023		As of March 31, 2023
(dollars in thousands)	$	%	$	%	$	%
Loans:
Commercial and industrial	$121,441	4.0%	$130,096	4.3%	$156,023	4.7%
SBA	54,677	1.8%	52,074	1.7%	58,531	1.7%
Construction and land development	198,070	6.5%	181,469	6.0%	281,203	8.4%
Commercial real estate (1)	1,178,498	38.9%	1,167,857	38.5%	1,288,188	38.5%
Single-family residential mortgages	1,463,497	48.4%	1,487,796	49.1%	1,539,982	46.1%
Other loans	11,178	0.4%	12,569	0.4%	18,489	0.6%
Total loans (2)	$3,027,361	100.0%	$3,031,861	100.0%	$3,342,416	100.0%
Allowance for credit losses	(41,688)		(41,903)		(43,071)
Total loans, net	$2,985,673		$2,989,958		$3,299,345

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs of $474, $542, and $91 as of March 31, 2024, December 31, 2023, and March 31, 2023, respectively.

Deposits	As of March 31, 2024		As of December 31, 2023		As of March 31, 2023
(dollars in thousands)	$	%	$	%	$	%
Deposits:
Noninterest-bearing demand	$539,517	17.8%	$539,621	17.0%	$672,177	21.3%
Savings, NOW and money market accounts	642,840	21.2%	632,729	19.9%	617,100	19.6%
Time deposits, $250,000 and under	930,898	30.8%	935,882	29.5%	752,803	23.9%
Time deposits, greater than $250,000	752,074	24.8%	731,589	23.0%	739,098	23.5%
Wholesale deposits (1)	163,000	5.4%	334,939	10.6%	369,884	11.7%
Total deposits	$3,028,329	100.0%	$3,174,760	100.0%	$3,151,062	100.0%

(1)	Includes brokered deposits and collateralized State of California certificates of deposit.

Non-GAAP Reconciliations

Tangible Book Value Reconciliations

Tangible book value per share is a non-GAAP disclosure. Management measures tangible book value per share to assess the Company’s capital strength and business performance and believes this is helpful to investors as additional tools for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2024, December 31, 2023, and March 31, 2023.

(dollars in thousands, except share and per share data)	March 31, 2024	December 31, 2023	March 31, 2023
Tangible common equity:
Total shareholders' equity	$513,986	$511,260	$494,757
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(2,594)	(2,795)	(3,481)
Tangible common equity	$439,894	$436,967	$419,778
Tangible assets:
Total assets-GAAP	$3,878,006	$4,026,025	$4,110,084
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(2,594)	(2,795)	(3,481)
Tangible assets	$3,803,914	$3,951,732	$4,035,105
Common shares outstanding	18,578,132	18,609,179	18,992,903
Common equity to assets ratio	13.25%	12.70%	12.04%
Tangible common equity to tangible assets ratio	11.56%	11.06%	10.40%
Book value per share	$27.67	$27.47	$26.05
Tangible book value per share	$23.68	$23.48	$22.10

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights), and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended
(dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Net income available to common shareholders	$8,036	$12,073	$10,970
Average shareholders' equity	512,787	505,184	492,300
Adjustments:
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(2,726)	(2,935)	(3,636)
Adjusted average tangible common equity	$438,563	$430,751	$417,166
Return on average common equity	6.30%	9.48%	9.04%
Return on average tangible common equity	7.37%	11.12%	10.66%